Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-139817-15




Supplement To Prospectus Supplement Dated June 26, 2007
(To Prospectus Dated February 13, 2007)

                                 $481,240,300
                       (Approximate at Time of Issuance)

                   Asset-Backed Certificates, Series 2007-7

                         GSAA Home Equity Trust 2007-7
                                Issuing Entity

                         GS Mortgage Securities Corp.
                                   Depositor

                        Goldman Sachs Mortgage Company
                                    Sponsor

                    Wells Fargo Bank, National Association
                 Master Servicer and Securities Administrator

                       GreenPoint Mortgage Funding, Inc.
                    Wells Fargo Bank, National Association
                            Avelo Mortgage, L.L.C.
                                   Servicers

     This Supplement is dated January 14, 2008 and supplements the Prospectus Supplement dated June 26, 2007 (the "Prospectus Supplement") to the Prospectus dated February 13, 2007 with respect to the above captioned series of certificates. This Supplement supercedes in their entirety the supplement dated October 31, 2007 to the Prospectus Supplement, the supplement dated August 23, 2007 to the Prospectus Supplement and the supplement dated August 15, 2007 to the Prospectus Supplement.

     o The table appearing on the cover of the Prospectus Supplement is revised as follows:

               Approximate
              Initial Class                                         Ratings
                Principal         Pass-Through                       (S&P/
  Class        Balance(1)             Rate            Type         Moody's)
 -------    ----------------    --------------   -------------  --------------
   M4          $3,162,000         Variable(11)    Subordinate      A+/A1(17)
   M5          $1,945,000         Variable(12)    Subordinate      A/A2(17)
   M6          $1,702,000         Variable(13)    Subordinate      A-/A3(17)
   B1          $2,432,000         Variable(14)    Subordinate    BBB+/Baa1(17)
   B2          $2,918,000         Variable(15)    Subordinate   BBB(18)/Baa3(17)

 --------------------------------------
 (17) The Moody's ratings on the Class M4 Certificates, Class M5 Certificates, Class M6 Certificates, Class B1 Certificates and Class B2 Certificates have been downgraded as described in "Risk Factors--The Ratings on Certain Classes of the Subordinate Certificates Have Been Downgraded" below.
 (18) The original S&P rating of "BBB" on the Class B2 certificates was incorrectly stated as "BBB-" in the Prospectus Supplement. The S&P rating on the Class B2 certificates has been downgraded as described in "Risk Factors--The Ratings on Certain Classes of the Subordinate Certificates Have Been Downgraded" below.

(continued on the following page)

                             Goldman, Sachs & Co.
                The date of this Supplement is January 14, 2008

     o The table appearing on page S-23 is revised as follows:


Class                            S&P          Moody's
-----                            ---          -------
M4                                A+           A1(1)
----------------------------
M5                                A            A2(1)
----------------------------
M6                                A-           A3(1)
----------------------------
B1                               BBB+         Baa1(1)
----------------------------
B2                              BBB(2)        Baa3(1)
----------------------------

(1) The Moody's ratings on the Class M4 Certificates, Class M5 Certificates, Class M6 Certificates, Class B1 Certificates and Class B2 Certificates have been downgraded as described in "Risk Factors--The Ratings on Certain Classes of the Subordinate Certificates Have Been Downgraded" below.

(2) The original S&P rating of "BBB" on the Class B2 certificates was incorrectly stated as "BBB-" in the Prospectus Supplement. The S&P rating on the Class B2 certificates has been downgraded as described in "Risk Factors--The Ratings on Certain Classes of the Subordinate Certificates Have Been Downgraded" below.


     o The table appearing on page S-187 is revised as follows:


Class                            S&P          Moody's
-----                            ---          -------
M4                                A+           A1(1)
----------------------------
M5                                A            A2(1)
----------------------------
M6                                A-           A3(1)
----------------------------
B1                               BBB+         Baa1(1)
----------------------------
B2                              BBB(2)        Baa3(1)
----------------------------

(1) The Moody's ratings on the Class M4 Certificates, Class M5 Certificates, Class M6 Certificates, Class B1 Certificates and Class B2 Certificates have been downgraded as described in "Risk Factors--The Ratings on Certain Classes of the Subordinate Certificates Have Been Downgraded" in the prospectus supplement.

(2) The original S&P rating of "BBB" on the Class B2 certificates was incorrectly stated as "BBB-" in the Prospectus Supplement. The S&P rating on the Class B2 certificates has been downgraded as described in "Risk Factors--The Ratings on Certain Classes of the Subordinate Certificates Have Been Downgraded" in the prospectus supplement.


     o The following risk factors are added to the risk factors appearing on pages S-24 through S-48 under the caption "Risk Factors" in the Prospectus
Supplement:

Recently, the Residential                   Recently, the residential mortgage loan market has experienced
Mortgage Loan Market has                    increasing levels of delinquencies, defaults and losses, and we
Experienced Increasing                      cannot assure you that this will not continue. In addition, in
Levels of Delinquencies,                    recent months housing prices and appraisal values in many states
Defaults and Losses                         have declined or stopped appreciating, after extended periods of significant appreciation. A continued decline or an extended flattening of those values may result in additional increases in delinquencies, defaults and losses on residential mortgage loans generally, particularly with respect to second homes and investor properties and with respect to any residential mortgage loans whose aggregate loan amounts (including any subordinate liens) are close to or greater than the related property values.

                                            In recent months, in response to increased delinquencies and losses with respect to mortgage



                                      2

                                            loans, many mortgage loan originators have implemented more conservative underwriting criteria for loans, particularly in the subprime, Alt-A and other nonprime sectors. This may result in reduced availability of financing alternatives for mortgagors seeking to refinance their mortgage loans. The reduced
                                            availability of refinancing options for a mortgagor may result in higher rates of delinquencies, defaults and losses on the mortgage loans, particularly mortgagors with adjustable rate mortgage loans or in the case of interest only mortgage loans that experience significant increases in their monthly payments following the adjustment date or the end of the interest only period,
                                            respectively.

                                            The increased levels of delinquencies and defaults, as well as a deterioration in general real estate market conditions, have also resulted generally in loan originators being required to
                                            repurchase an increasingly greater number of mortgages loans pursuant to early payment default and representation and warranty provisions in their loan sale agreements. This has led to a deterioration in the financial performance of many subprime, Alt-A and other nonprime loan originators, and in some cases, has caused certain loan originators to cease operations. See "Recent
                                            Developments in Respect of GreenPoint Mortgage Funding, Inc."
                                            below. Any such deterioration could adversely affect the ability of a loan originator to repurchase or substitute for mortgage loans as to which a material breach of representation or warranty exists or to service mortgage loans. Even in cases where a loan originator has the economic ability to repurchase loans, the increasing volume of repurchase claims has resulted in longer periods between when a repurchase claim is presented and when it is resolved, and a greater proportion of claims being refused or contested by originators.

                                            The mortgage loans held by the issuing entity do not include subprime mortgage loans; however, some sources have reported that default rates on Alt-A loans have recently increased above the rates experienced on subprime loans. Some sources have also reported that prepayment rates on Alt-A loans have decreased below historic22al levels, which could exacerbate the adverse effect of increased default rates on pools of Alt-A loans such as the mortgage loans held by the issuing entity.

                                            In response to the deterioration in the performance of subprime,
                                            Alt-A and other nonprime mortgage loans,



                                      3

                                            the rating agencies have taken action with respect to a number of subprime mortgage securitizations and Alt-A mortgage
                                            securitizations. There can be no assurance that the rating agencies will not take additional action with respect to subprime,
                                            Alt-A and other nonprime securitizations in response to either deteriorating delinquency, default and loss rates on subprime,
                                            Alt-A and other nonprime mortgage loans or the perception that such deterioration may occur in the future. See "--The Ratings on
                                            Certain Classes of the Subordinate Certificates Have Been
                                            Downgraded" below.

                                            A number of state regulatory authorities have recently taken action against certain loan originators and servicers for alleged violations of state laws. Certain of those actions prohibit those servicers from pursuing foreclosure actions, and in the future one or more additional states could seek similar limitations on the ability of mortgage loan servicers, to take actions (such as pursuing foreclosures) that may be essential to service and preserve the value of the mortgage loans on behalf of the issuing entity. Any such limitations that applied to a servicer of the mortgage loans could adversely affect the issuing entity's ability to realize on the mortgage loans. See "--Violation of Various
                                            Federal, State and Local Laws May Result in Losses on the Mortgage
                                            Loans" in the prospectus supplement.

                                            You should consider the risk that the general market conditions discussed above may affect the performance of the mortgage loans backing your certificates and may adversely affect the yield on your certificates.

The Sponsor and its Affiliates              Recent developments in the residential mortgage market have led
May Have Conflicts of Interest              to a deterioration in the financial performance of many subprime,
                                            Alt-A and other nonprime loan originators. Due to these
                                            developments affecting these loan originators, certain conflicts of interest may exist or may arise as a result of transactions or relationships that the sponsor and its affiliates may have or may enter into in the future with one or more of the loan originators and servicers.

                                            In taking any actions or engaging in other transactions with those loan sellers, the sponsor and its affiliates are not required to take into account the effect of such actions or transactions on the issuing entity or the certificateholders. Among other things, the sponsor and its affiliates may purchase, as principal, loans originated or sold by such loan sellers that are not



                                      4

                                            included in the issuing entity, and may seek to enforce against such loan sellers any remedies they may have if an early payment default or breach of representation and warranty occurs with respect to such other loans. The sponsor or its affiliates may provide secured or unsecured financing to one or more loan sellers, and may seek to enforce remedies against such loan seller if an event of default occurs in respect of that financing. The sponsor and its affiliates will not have any obligation to account to the issuing entity for any amounts they collect in respect of any loans, financing or other transactions they may have with any loan seller, and the sponsor and its affiliates will have no obligation to pursue any claims against such loan sellers on behalf of the issuing entity or with respect to loans included in the issuing entity.

The Transfer of Servicing May Result        It is possible that servicing of mortgage loans may be transferred
in Higher Delinquencies and Defaults        in the future to servicers other than the initial primary
Which May Adversely Affect the Yield        servicers in accordance with the provisions of the master
on Your Certificates                        servicing and trust agreement and the related sale and servicing agreements because, with respect to mortgage loans acquired through Goldman Sachs Mortgage Company's mortgage conduit program, the party that owns the related servicing rights (which is currently Goldman Sachs Mortgage Company) elects to effect such a transfer. Additionally, with respect to all of the mortgage loans, servicing may be transferred to servicers other than the primary servicers as a result of a servicer's termination due to an inability to adequately service associated with recent financial difficulties of such servicer or due to the occurrence of
                                            unremedied events of default in a servicer's performance under the related sale and servicing agreement.

                                            All transfers of servicing involve some risk of disruption in collections due to data input errors, misapplied or misdirected payments, inadequate borrower notification, system
                                            incompatibilities and other reasons. As a result, the affected mortgage loans may experience increased delinquencies and
                                            defaults, at least for a period of time, until all of the
                                            borrowers are informed of the transfer and the related servicing mortgage files and records and all the other relevant data has been obtained by the successor servicer. There can be no assurance as to the extent or duration of any disruptions associated with a transfer of servicing or as to the resulting effects on the yield on performance on your certificates. In addition, servicing



                                      5

                                            transfers may result in a longer or shorter prepayment period immediately following the date of the transfer if the successor servicer has a different prepayment period, which may affect the yield on the your certificates.

                                            For recent developments regarding GreenPoint Mortgage Funding,
                                            Inc., one of the servicers, see "Recent Developments in Respect of
                                            GreenPoint Mortgage Funding, Inc." below.

The Ratings on Certain Classes of the       Moody's Investors Service, Inc., has downgraded the rating on
Subordinate Certificates Have Been          certain Classes of the Subordinate Certificates as follows: (i)
Downgraded                                  the Class M4 Certificates have been downgraded from "A1" to "A3";
                                            (ii) the Class M5 Certificates have been downgraded from "A2" to
                                            "Baa2"; (iii) the Class M6 Certificates have been downgraded from
                                            "A3" to "Baa3"; (iv) the Class B1 Certificates have been
                                            downgraded from "Baa1" to "Ba1"; and (v) the Class B2 Certificates have been downgraded from "Baa3" to "Ba3".

                                            Standard & Poor's Ratings Services, a division of The McGraw-Hill
                                            Companies, Inc., downgraded the rating on the Class B2
                                            Certificates from "BBB" to "BBB-".

                                            There can be no assurance that these classes will not be
                                            downgraded further or that other classes will not be downgraded in the future.


     o Notwithstanding anything to the contrary in the accompanying Prospectus Supplement, the following section is added following "Risk Factors" in the Prospectus Supplement:

Recent Developments in Respect of GreenPoint Mortgage Funding, Inc.

     Pursuant to a Form 8-K filed by Capital One Financial Corporation on August 20, 2007, Capital One Financial Corporation issued a press release in which it announced that it will cease residential mortgage origination operations of its wholesale mortgage banking unit, GreenPoint Mortgage, effective immediately.



                                      6